Exhibit 10.9
1/21/2021

Suresh Vittal

Dear Suresh:

Alteryx, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your title will be Chief Product Officer and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the business of the Company. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation. The Company will pay you an annual base salary at the rate of $460,000 per year, payable in accordance with the Company’s standard payroll schedule. This compensation rate will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
With your specific position, you will be eligible to receive a discretionary annual bonus of up to 75% of your base salary, based on both Company and individual performance, and in accordance with the Alteryx Standard Bonus Plan. Please note that all discretionary bonus programs, payouts and criterion are subject to change or adjustment as the business or departmental needs at Alteryx may require.

3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. You will receive a summary of such employee benefits. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.Equity. Subject to the approval of the Company’s Board of Directors and in accordance with the Company’s equity granting policy, you will be granted equity awards that will consist of a 80% / 20% combination of RSUs (as defined below) and an Option (as defined below), respectively, for shares of the Company’s Class A Common Stock, with an aggregate approximate grant date value of $16,000,000 (as described below).

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Exhibit 10.9
RSU. Subject to the approval of the Company’s Board of Directors or a committee thereof and on the date in accordance with the Company’s equity granting policy (the “Grant Date”), the Company will grant you a restricted stock unit award to acquire that number of shares of the Company’s Class A common stock equal to Twelve Million Eight Hundred Thousand Dollars ($12,800,000) divided by the average daily closing price of the Company’s Class A common stock on the New York Stock Exchange for the twenty trading days ending on the trading day immediately prior to the Grant Date, rounded up to the nearest whole share (the “RSU”) under 2017 Equity Incentive Plan (the “Plan”).

The RSU will vest over twelve fiscal quarters as follows: (i) 12.50% of the total shares subject to the RSU will vest on the first quarterly anniversary of the first day of the month following your employment start date (the “Vesting Commencement Date”) and an additional 12.50% of the total shares subject to the RSU will vest on each of the three subsequent quarterly anniversaries of the Vesting Commencement Date subject to both (x) your achievement certain performance metrics articulated in management by objectives (MBOs), as agreed to by you and the CEO and (y) your continued Service (as defined in the Plan) on the applicable vesting dates, and (ii) 6.25% of the total shares subject to the RSU will vest on each of the subsequent eight quarterly anniversaries of the Vesting Commencement Date subject to your continued Service on the applicable vesting dates. The RSU will be subject to the terms and conditions of the restricted stock unit agreement, the Plan, this offer letter and the Severance and Change of Control Agreement (as defined below).

Option. On the Grant Date, the Company will grant you a non-qualified stock option to purchase that number of shares of the Company’s Class A common stock with a grant date fair value using the Black–Scholes option pricing method equal to Three Million Two Hundred Thousand Dollars ($3,200,000) on the Grant Date, rounded down to the next whole number of shares of the Company’s Class A common stock, with no cash being payable for any fractional share eliminated by such rounding (the “Option”) under the Plan. The Option shall be granted with an exercise price equal to the closing price of the Company’s Class A common stock on the New York Stock Exchange on the Grant Date.

The Option will vest over twelve fiscal quarters as follows: (i) 12.50% of the total shares subject to the Option will vest on the first quarterly anniversary of the Vesting Commencement Date (as defined above) and an additional 12.50% of the total shares subject to the Option will vest on each of the three subsequent quarterly anniversaries of the Vesting Commencement Date subject to both (x) your achievement certain performance metrics articulated in management by objectives (MBOs), as agreed to by you and the CEO and (y) your continued Service on the applicable vesting dates, and (ii) 6.25% of the total shares subject to the Option will vest on each of the subsequent eight quarterly anniversaries of the Vesting Commencement Date subject to your continued Service on the applicable vesting dates. The Option will be subject to the terms and conditions of the stock option agreement, the Plan, this offer letter and the Severance and Change of Control Agreement.

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Exhibit 10.9
In addition to complying with the Company’s insider trading policy, you agree that you will not directly or indirectly dispose of, including by engaging in hedging or monetization transactions, transfer or pledge any shares of the Company’s Class A common stock that (i) are issued to you upon the vesting and settlement of the RSU during the during the first four quarters of the vesting schedule described above (the “Restricted RSU Shares”) for twelve months following each such first four quarterly vesting and settlement dates of Restricted RSU Shares and (ii) are acquired by you (if any) following the vesting of the Option during the during the first four quarters of the vesting schedule described above (the “Restricted Option Shares”) for twelve months following each of such first four quarterly vesting dates of Restricted Option Shares, in each case without prior approval by the Board (together, the “Share Restriction”). The Share Restriction will not apply to shares of the Company’s Class A common stock received upon settlement of the RSU or exercise of the Option that are disposed of to satisfy applicable tax withholdings (if applicable). Additionally, and notwithstanding the foregoing Share Restriction, you may dispose of such number of Restricted RSU Shares and/or Restricted Option Shares to satisfy any incremental ordinary income tax liability due as a result of the settlement or exercise of such Restricted RSU Shares and/or Restricted Option Shares that may become due following initial tax withholding upon settlement or exercise, as applicable. Further, the Share Restriction will not apply to shares of the Company’s Class A common sotck or equity awards disposed of pursuant to a Change in Control (as defined in the Severance Change in Control Agreement). Any dispositions of shares of the Company’s Class A common stock in accordance with the foregoing exceptions to the Share Restriction are subject to and must be made in compliance with all applicable securities laws and Company policies.

In addition, upon your employment, the Company and you will enter into a severance and change in control agreement in the substantially the form filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended March 31, 2020 (the “Severance and Change in Control Agreement”).

5.Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

6.Mutual Arbitration Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s standard Mutual Arbitration Agreement.

7.No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this offer letter. You shall not use or disclose, in connection with your employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and you confirm that your employment with the Company will not infringe or violate the rights of any other person. Also, we expect you to abide by any contractual obligations to refrain from soliciting any person employed by or otherwise associated with any former or current employer. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

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Exhibit 10.9

8.Verification of Information and Eligibility. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, professional reference checks and a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below. Your offer is contingent upon the Company’s verification that you are permitted to legally work in the United States. You agree to provide the Company in a timely manner with any and all documentation reasonably necessary to confirm the foregoing.

9.At Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

10.Tax Matters.

(a)Withholding. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.Interpretation, Amendment and Enforcement. This offer letter, the Confidential Information and Invention Assignment Agreement, and the Mutual Arbitration Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your

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Exhibit 10.9
employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Except as otherwise set forth in the Mutual Arbitration Agreement, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Orange County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this offer letter, the enclosed Confidential Information and Invention Assignment Agreement, and the enclosed Mutual Arbitration Agreement, and returning them to Human Resources by close of business on 1/22/2021. Your employment is contingent upon you signing and returning the aforementioned documents and starting work in this new position as of 2/22/2021. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me at             .

Congratulations on your offer of employment! We are looking forward to you joining our team and the contributions we anticipate you making at Alteryx.

Alteryx, Inc.

/s/ Mark Anderson
By: Mark Anderson
Title: Chief Executive Officer

I have read and accept this employment offer:

Name: Suresh Vittal

Signature: /s/ Suresh Vittal

Date: Jan 22, 2021

☑ I hereby waive my right to receive any public records as described above.

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